Exhibit 99.1

J.B. Hunt Transport Services, Inc.	Contact:	David G. Mee
615 J.B. Hunt Corporate Drive		Executive Vice President,
Lowell, Arkansas 72745		Finance/Administration
(NASDAQ: JBHT)		and Chief Financial Officer
(479) 820-8363

FOR IMMEDIATE RELEASE

J.B. HUNT TRANSPORT SERVICES, INC. REPORTS REVENUES, NET EARNINGS AND EARNINGS PER SHARE FOR BOTH THE FOURTH QUARTER AND YEAR ENDED DECEMBER 31, 2015

■ Fourth quarter 2015 Revenue:	$1.62 billion; up 1%
■ Fourth quarter 2015 Operating Income:	$192.9 million; up 5%
■ Fourth quarter 2015 EPS:	$1.01 vs. 93 cents; up 9%

■ Full Year 2015 Revenue:	$6.2 billion; flat
■ Full Year 2015 Operating Income:	$715.7 million; up 13%
■ Full Year 2015 EPS:	$3.66 vs. $3.16; up 16%

LOWELL, ARKANSAS, January 21, 2016 - J.B. Hunt Transport Services, Inc., (NASDAQ:JBHT) announced fourth quarter 2015 net earnings of $116.7 million, or diluted earnings per share of $1.01 vs. fourth quarter 2014 net earnings of $110.3 million, or 93 cents per diluted share.

Total operating revenue for the current quarter was $1.62 billion, compared with $1.61 billion for the fourth quarter 2014. Load growth of 6% in Intermodal (JBI) was the primary reason for a 1% increase in segment revenue. Dedicated Contract Services (DCS) segment revenue increased by 2%, primarily from the addition of new customer accounts and rate increases implemented in the current and earlier periods. Truck (JBT) segment revenue increased 3% primarily from customer rate increases and an increase in fleet size compared to a year ago. Integrated Capacity Solutions (ICS) segment revenue decreased by 4%, mostly from less spot market activity and lower revenue per load. Current quarter total operating revenue, excluding fuel surcharges, increased 9% vs. the comparable quarter 2014.

Operating income for the current quarter increased to $192.9 million vs. $182.9 million for the fourth quarter 2014. The increase primarily reflects higher revenue in JBI, DCS and JBT business segments, improved fuel economy and lower maintenance costs on newer equipment, less reliance on third party carriers in JBI and DCS, expanding gross margins in ICS and lower safety and insurance costs in JBT. These benefits were partially offset by increased rail purchase transportation costs, increased wages paid to drivers, increased costs of recruiting drivers and independent contractors and higher costs of equipment ownership.

Net earnings rose 6% to $116.7 million in the current quarter from $110.3 million in 2014, due to increased operating income and lower net interest expense. Compared with the same period 2014, net interest expense in the current quarter decreased approximately 23% primarily from lower interest accruals on accrued income tax liabilities. The fourth quarter effective tax rates for 2015 and 2014 were 38.10% and 37.79%, respectively. The annual effective tax rates for 2015 and 2014 were 38.10% and 38.01%, respectively.

Segment Information:

Intermodal (JBI)

■ Fourth quarter 2015 Segment Revenue:	$967 million; up 1%
■ Fourth quarter 2015 Operating Income:	$127.7 million; down 1%

JBI total volumes grew 6% over the same period in 2014. Eastern network loads increased 8% and transcontinental loads increased 5% compared to the fourth quarter 2014. Revenue increased 1%, reflecting volume growth of 6% and a 5% decrease in revenue per load which is the combination of freight mix, customer rate increases and fuel surcharges. Revenue per load excluding fuel surcharges increased approximately 5% compared to a year ago.

Operating income decreased 1% from the prior year. Benefits from customer rate increases, a smaller percentage of outsourced dray usage and lower fleet maintenance costs could not offset increases in rail purchased transportation costs, equipment ownership costs and driver recruiting and retention costs. The current period ended with approximately 78,900 units of trailing capacity and approximately 5,080 power units in the dray fleet.

Dedicated Contract Services (DCS)

■ Fourth quarter 2015 Segment Revenue:	$369 million; up 2%
■ Fourth quarter 2015 Operating Income:	$42.0 million; up 13%

DCS revenue increased 2% during the current quarter over the same period 2014. Productivity (revenue per truck per week) decreased approximately 3% vs. 2014 primarily from lower fuel surcharge revenue. Productivity excluding fuel surcharge revenue increased approximately 2.5% from a year ago primarily from customer rate increases. A year over year net additional 328 revenue producing trucks, 41 net additions compared to third quarter 2015, were in the fleet by the end of the quarter. Approximately 61% of these additions represent private fleet conversions versus traditional dedicated capacity fleets and primarily reflect new contract implementations in this and prior periods. Customer retention rates remain above 96% as value driven services continue to support necessary rate increases.

Operating income increased by 13% from a year ago. Revenue from new customer accounts, higher truck productivity excluding fuel surcharge revenue, less reliance on third party carrier capacity and lower equipment maintenance costs were partially offset with higher driver wages, higher driver recruiting costs and higher equipment ownership costs compared to the same period in 2014.

Integrated Capacity Solutions (ICS)

■ Fourth Quarter 2015 Segment Revenue:	$190 million; down 4%
■ Fourth Quarter 2015 Operating Income:	$12.8 million; up 40%

ICS revenue decreased 4% in the current quarter vs. the fourth quarter 2014 mostly due to a 31% decrease in revenue per load due to lower fuel prices and freight mix changes driven by customer demand. Load volume increased 38% compared to fourth quarter 2014. Contractual volumes increased 54% to approximately 73% of the total load volume and 62% of the total revenue in the current quarter compared to 66% and 57%, respectively, in fourth quarter 2014.

Operating income increased 40% over the same period in 2014 primarily due to improved gross profit margin. Gross profit margin increased to 16% in the current period from 13.7% last year. The operating income increase was partially offset by increased personnel costs to expand our branch network. Total branches at the end of the period grew to 34 from 29 at the end of the same period in 2014. ICS’s carrier base increased 17% and the employee count increased 15% from a year ago.

Truck (JBT)

■ Fourth quarter 2015 Segment Revenue:	$99 million; up 3%
■ Fourth quarter 2015 Operating Income:	$10.4 million; up 29%

JBT revenue for the current quarter increased 3% from the same period in 2014. Revenue excluding fuel surcharges increased 12% primarily from increased truck count and core customer rate increases of approximately 3.7% compared to fourth quarter 2014. At the end of the period, JBT operated 2,149 tractors compared to 1,886 a year ago.

Operating income increased 29% from fourth quarter 2014 levels. Favorable changes from an increased truck count, customer rate increases, lower equipment maintenance costs, lower safety and insurance costs and improved fuel economy were partially offset by increased driver wages, increased independent contractor costs per mile, higher driver recruiting and hiring costs, lower asset utilization and an increase in empty miles compared to fourth quarter 2014.

Cash Flow and Capitalization:

At December 31, 2015, we had total debt outstanding of $1.0 billion on various debt instruments compared to $934 million at December 31, 2014 and $993 million at September 30, 2015.

Our net capital expenditures for 2015 approximated $556 million vs. $660 million in 2014. At December 31, 2015, we had cash and cash equivalents of $5.6 million.

In the fourth quarter 2015, we purchased 672,500 shares of our common stock for approximately $50 million. At December 31, 2015, we had approximately $451 million remaining under our share repurchase authorization. Actual shares outstanding at December 31, 2015 approximated 114 million.

This press release may contain forward-looking statements, which are based on information currently available. Actual results may differ materially from those currently anticipated due to a number of factors, including, but not limited to, those discussed in Item 1A of our Annual Report filed on Form 10-K for the year ended December 31, 2014. We assume no obligation to update any forward-looking statement to the extent we become aware that it will not be achieved for any reason. This press release and additional information will be available immediately to interested parties on our web site, www.jbhunt.com.

J.B. HUNT TRANSPORT SERVICES, INC.
Condensed Consolidated Statements of Earnings
(in thousands, except per share data)
(unaudited)

	Three Months Ended December 31
	2015		2014
		% Of		% Of
	Amount	Revenue	Amount	Revenue

Operating revenues, excluding fuel surcharge revenues	$1,472,291		$1,344,891
Fuel surcharge revenues	148,724		264,620
Total operating revenues	1,621,015	100.0%	1,609,511	100.0%

Operating expenses
Rents and purchased transportation	799,903	49.3%	802,284	49.8%
Salaries, wages and employee benefits	363,801	22.4%	338,888	21.1%
Fuel and fuel taxes	69,575	4.3%	101,467	6.3%
Depreciation and amortization	88,374	5.5%	78,386	4.9%
Operating supplies and expenses	56,100	3.5%	52,600	3.3%
Insurance and claims	17,975	1.1%	23,440	1.5%
General and administrative expenses, net of asset dispositions	16,051	1.0%	14,071	0.8%
Operating taxes and licenses	11,579	0.7%	10,279	0.6%
Communication and utilities	4,764	0.3%	5,191	0.3%
Total operating expenses	1,428,122	88.1%	1,426,606	88.6%
Operating income	192,893	11.9%	182,905	11.4%
Net interest expense	4,290	0.3%	5,583	0.4%
Earnings before income taxes	188,603	11.6%	177,322	11.0%
Income taxes	71,857	4.4%	67,016	4.1%
Net earnings	$116,746	7.2%	$110,306	6.9%
Average diluted shares outstanding	115,048		118,078
Diluted earnings per share	$1.01		$0.93

J.B. HUNT TRANSPORT SERVICES, INC.
Condensed Consolidated Statements of Earnings
(in thousands, except per share data)
(unaudited)

	Twelve Months Ended December 31
	2015		2014
		% Of		% Of
	Amount	Revenue	Amount	Revenue

Operating revenues, excluding fuel surcharge revenues	$5,516,282		$5,082,827
Fuel surcharge revenues	671,364		1,082,614
Total operating revenues	6,187,646	100.0%	6,165,441	100.0%

Operating expenses
Rents and purchased transportation	2,994,586	48.4%	3,085,276	50.0%
Salaries, wages and employee benefits	1,394,239	22.5%	1,290,404	20.9%
Fuel and fuel taxes	313,034	5.1%	453,919	7.4%
Depreciation and amortization	339,613	5.5%	294,496	4.8%
Operating supplies and expenses	220,597	3.6%	218,539	3.5%
Insurance and claims	73,689	1.2%	81,062	1.3%
General and administrative expenses, net of asset dispositions	72,522	1.1%	50,596	0.8%
Operating taxes and licenses	43,084	0.7%	38,796	0.7%
Communication and utilities	20,588	0.3%	20,811	0.4%
Total operating expenses	5,471,952	88.4%	5,533,899	89.8%
Operating income	715,694	11.6%	631,542	10.2%
Net interest expense	25,491	0.4%	26,941	0.4%
Earnings before income taxes	690,203	11.2%	604,601	9.8%
Income taxes	262,968	4.3%	229,809	3.7%
Net earnings	$427,235	6.9%	$374,792	6.1%
Average diluted shares outstanding	116,728		118,445
Diluted earnings per share	$3.66		$3.16

Financial Information By Segment
(in thousands)
(unaudited)

	Three Months Ended December 31
	2015		2014
		% Of		% Of
	Amount	Total	Amount	Total

Revenue

Intermodal	$967,133	59%	$957,714	59%
Dedicated	368,992	23%	362,966	23%
Integrated Capacity Solutions	189,540	12%	197,417	12%
Truck	99,292	6%	96,306	6%
Subtotal	1,624,957	100%	1,614,403	100%
Intersegment eliminations	(3,942)	(0%)	(4,892)	(0%)
Consolidated revenue	$1,621,015	100%	$1,609,511	100%

Operating income

Intermodal	$127,730	66%	$128,767	70%
Dedicated	42,000	22%	37,031	20%
Integrated Capacity Solutions	12,754	7%	9,092	5%
Truck	10,416	5%	8,079	5%
Other (1)	(7)	(0%)	(64)	(0%)
Operating income	$192,893	100%	$182,905	100%

	Twelve Months Ended December 31
	2015		2014
		% Of		% Of
	Amount	Total	Amount	Total
Revenue

Intermodal	$3,664,670	59%	$3,687,444	60%
Dedicated	1,451,256	24%	1,393,768	22%
Integrated Capacity Solutions	699,525	11%	718,076	12%
Truck	385,510	6%	385,603	6%
Subtotal	6,200,961	100%	6,184,891	100%
Intersegment eliminations	(13,315)	(0%)	(19,450)	(0%)
Consolidated revenue	$6,187,646	100%	$6,165,441	100%

Operating income

Intermodal	$476,685	67%	$460,377	73%
Dedicated	163,511	23%	117,243	18%
Integrated Capacity Solutions	35,729	5%	29,880	5%
Truck	39,864	5%	24,223	4%
Other (1)	(95)	(0%)	(181)	(0%)
Operating income	$715,694	100%	$631,542	100%

(1) Includes corporate support activity

Operating Statistics by Segment
(unaudited)

	Three Months Ended December 31
	2015	2014

Intermodal

Loads	467,461	439,565
Average length of haul	1,664	1,666
Revenue per load	$2,069	$2,179
Average tractors during the period *	5,088	4,697

Tractors (end of period)
Company-owned	4,276	3,916
Independent contractor	805	761
Total tractors	5,081	4,677

Net change in trailing equipment during the period	1,020	1,620
Trailing equipment (end of period)	78,957	73,298
Average effective trailing equipment usage	76,305	71,481

Dedicated

Loads	578,692	548,615
Average length of haul	175	174
Revenue per truck per week**	$4,048	$4,184
Average trucks during the period***	7,177	6,885

Trucks (end of period)
Company-owned	6,762	6,425
Independent contractor	10	7
Customer-owned (Dedicated operated)	436	448
Total trucks	7,208	6,880

Trailing equipment (end of period)	21,672	20,516
Average effective trailing equipment usage	22,594	21,589

Integrated Capacity Solutions

Loads	171,887	124,123
Revenue per load	$1,103	$1,590
Gross profit margin	16.0%	13.7%
Employee count (end of period)	670	582
Approximate number of third-party carriers (end of period)	45,700	39,100

Truck

Loads	95,190	89,877
Average length of haul	454	433
Loaded miles (000)	42,749	38,337
Total miles (000)	51,437	45,411
Average nonpaid empty miles per load	82.0	78.3
Revenue per tractor per week**	$3,663	$4,086
Average tractors during the period *	2,157	1,887

Tractors (end of period)
Company-owned	1,462	1,296
Independent contractor	687	590
Total tractors	2,149	1,886

Trailers (end of period)	7,604	7,215
Average effective trailing equipment usage	6,814	6,201

* Includes company-owned and independent contractor tractors
** Using weighted workdays
*** Includes company-owned, independent contractor, and customer-owned trucks

Operating Statistics by Segment
(unaudited)

	Twelve Months Ended December 31
	2015	2014

Intermodal

Loads	1,772,808	1,700,374
Average length of haul	1,652	1,656
Revenue per load	$2,067	$2,169
Average tractors during the period *	4,949	4,502

Tractors (end of period)
Company-owned	4,276	3,916
Independent contractor	805	761
Total tractors	5,081	4,677

Net change in trailing equipment during the period	5,659	7,319
Trailing equipment (end of period)	78,957	73,298
Average effective trailing equipment usage	72,622	68,683

Dedicated

Loads	2,250,099	2,101,707
Average length of haul	175	177
Revenue per truck per week**	$4,028	$4,098
Average trucks during the period***	7,012	6,641

Trucks (end of period)
Company-owned	6,762	6,425
Independent contractor	10	7
Customer-owned (Dedicated operated)	436	448
Total trucks	7,208	6,880

Trailing equipment (end of period)	21,672	20,516
Average effective trailing equipment usage	22,391	20,927

Integrated Capacity Solutions

Loads	542,947	453,410
Revenue per load	$1,288	$1,584
Gross profit margin	15.3%	13.0%
Employee count (end of period)	670	582
Approximate number of third-party carriers (end of period)	45,700	39,100

Truck

Loads	366,297	370,555
Average length of haul	448	411
Loaded miles (000)	163,115	151,725
Total miles (000)	193,856	179,036
Average nonpaid empty miles per load	78.9	71.8
Revenue per tractor per week**	$3,698	$4,068
Average tractors during the period*	2,051	1,868

Tractors (end of period)
Company-owned	1,462	1,296
Independent contractor	687	590
Total tractors	2,149	1,886

Trailers (end of period)	7,604	7,215
Average effective trailing equipment usage	6,460	5,891

* Includes company-owned and independent contractor tractors
** Using weighted workdays
*** Includes company-owned, independent contractor, and customer-owned trucks

J.B. HUNT TRANSPORT SERVICES, INC.
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	December 31, 2015	December 31, 2014
ASSETS
Current assets:
Cash and cash equivalents	$5,566	$5,961
Accounts Receivable	654,542	653,795
Prepaid expenses and other	199,259	201,743
Total current assets	859,367	861,499
Property and equipment	4,019,451	3,719,757
Less accumulated depreciation	1,318,122	1,237,225
Net property and equipment	2,701,329	2,482,532
Other assets	75,871	34,455
	$3,636,567	$3,378,486

LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities:
Current debt	$-	$250,000
Trade accounts payable	340,332	325,838
Claims accruals	104,220	96,719
Accrued payroll	59,420	80,547
Other accrued expenses	28,445	17,966
Total current liabilities	532,417	771,070

Long-term debt	1,005,026	683,539
Other long-term liabilities	58,552	59,561
Deferred income taxes	740,220	659,793
Stockholders' equity	1,300,352	1,204,523
	$3,636,567	$3,378,486

Supplemental Data
(unaudited)

	December 31, 2015	December 31, 2014

Actual shares outstanding at end of period (000)	113,948	116,575

Book value per actual share outstanding at end of period	$11.41	$10.33

	Twelve Months Ended December 31
	2015	2014

Net cash provided by operating activities (000)	$873,308	$646,779

Net capital expenditures (000)	$556,436	$659,710